Exhibit 10.11

W. P. CAREY INC.

RESTRICTED SHARE UNIT AGREEMENT

AGREEMENT dated as of                    , between W. P. Carey Inc., a Maryland corporation (the “Company”), as successor to W. P. Carey & Co. LLC, and ___________________ (the “Grantee”).

WHEREAS, the Grantee is a Non-Employee Director of the Company and is awarded restricted share units (“RSUs”) under the 2009 Non-Employee Directors’ Incentive Plan (the “Plan”), providing Grantee with the right to receive a common share of the Company (the “Shares”) for each RSU granted to Grantee.

WHEREAS, the parties to this Agreement wish to provide the terms and conditions upon which the Company will grant RSUs to the Grantee.

WHEREAS, all capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

ACCORDINGLY, the parties agree as follows:

1.  Grant of RSUs.  The Company hereby grants to the Grantee _______ RSUs subject to the terms of this Agreement.  Each RSU represents the right to receive a Share, subject to adjustment as provided in the Plan.  RSUs shall not be entitled to voting rights.

2.  Vesting and Payment.  (a)  The Grantee’s rights to any RSU granted under this Agreement shall be fully vested and nonforfeitable upon grant.

(b)                              One Share shall be paid in satisfaction of each vested RSU within 30 days following the Grantee Non-Employee Director’s separation from service, within the meaning of Section 409A of the Code.

3.  Dividend and Distribution Equivalents.  With respect to each of the RSUs granted hereunder, each time the Board of the Company shall declare a cash dividend or distribution (or dividend or distribution payable in property other than Shares) with respect to Shares, then provided the record date is on or after the date of this Agreement and before the date on which Shares are recorded or paid in satisfaction of such RSUs pursuant to Section 2(b):  a cash payment (or payment of other property) shall be made to the Grantee within 30 days following the distribution payment date fixed in such declaration equal to the amount of the distribution payable per Share, multiplied by the number of such RSUs held by the Grantee as of the record date fixed in such declaration; provided, however, that the right to payment of such dividend equivalents is contingent upon Grantee’s continued service with the Company on the distribution payment date, Grantee shall have no election with respect to the taxable year of payment and if the applicable 30-day period spans two taxable years of the Grantee, payment will be made in the second taxable year.

4.  Securities Law Compliance.  (a)  The Grantee understands and acknowledges by acceptance of the RSUs that he or she is acquiring any Shares upon payment of the RSUs for his or her own account and not with the intention of reselling or distributing the Shares, except as permitted under this Agreement and any applicable federal and state securities laws.

(b)                              The Company shall have the right to take any actions it may deem necessary or appropriate to ensure that any such issuance of Shares complies with applicable federal and state securities laws.

5.  Nontransferability of Benefits.  Any RSUs are not subject to the claims of Grantee’s creditors and may not be voluntarily or involuntarily transferred, assigned, alienated, accelerated or encumbered.

6.  Effect on Directors’ Rights.  Nothing in this Agreement shall be construed as giving the Grantee any right to continue as a Director of the Company or interfere in any way with the rights of the shareholders of the Company or the Board to elect and remove Directors.

7.  Severability.  If any portion of this Agreement shall be held invalid or illegal for any reason, such event shall not affect or render invalid or unenforceable the remainder of this Agreement.

8.  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Grantee, his or her beneficiary and the Company and its successors and assigns.

9.  Notice.  Any notice, consent, election or demand required or permitted to be given under the provisions of this Agreement shall be in writing, and shall be signed by the party giving or making the same.  If such notice, consent, election or demand is to be mailed, it shall be sent by United States certified mail, postage prepaid, addressed to such party’s last known address, or by facsimile with proof of transmission.  The date of such mailing or transmission shall be deemed the date of notice, consent, election or demand.

10.  Administration.  The Committee shall have full discretionary authority to (a) interpret, construe and administer this Agreement and to delegate all or a part of its duties and responsibilities hereunder, and (b) make all determinations as to any rights under the Agreement.  The interpretation and construction of this Agreement by the Committee or its delegate, and any action taken hereunder, shall be final, binding and conclusive upon all parties in interest.  Neither the Committee nor any director, officer or Grantee of the Company shall, in any event, be liable to any person for any action taken or omitted to be taken in connection with the interpretation, construction or administration of this Agreement, so long as such action or omission to act be made in good faith.

11.  Amendment.  Except as provided herein, this Agreement may not be amended, altered or modified in a manner materially adverse to the Grantee, except by a written instrument signed by the parties hereto, or their respective successors, and may not be otherwise terminated except as provided herein.

12.  Applicable Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to its conflicts of laws provisions.